Exhibit 99.1

Mitesco’s Centcore Data Center Unit Joins With Esri for Cloud Computing

VERO BEACH, FL, Aug. 06, 2024 (GLOBE NEWSWIRE) -- Mitesco, Inc. (OTC:MITI, “the Company,” (www.mitescoinc.com) today announced that its Centcore Cloud Computing business unit (www.centcoreusa.com) has initiated its infrastructure application offerings through a formal relation with Esri and Esri’s Partner Network. Esri is the global leader in location intelligence with powerful mapping and spatial analytics tools designed to serve public and private sector organizations of all sizes. This partnership gives Centcore access to cutting-edge GIS software and geospatial support in all aspects of the technology.

Centcore intends to implement the full Esri Enterprise application set including ArcGIS Server powers mapping and analysis in your GIS, including several specialized server roles, and scales dynamically to support traffic; ArcGIS Enterprise portal is the central hub where users create, share, and manage maps, apps, and spatial data and share them with collaborators; ArcGIS Data Store provides data storage for the hosting server used with your deployment, and ArcGIS Web Adaptor integrates ArcGIS Server and Portal for ArcGIS with your existing web servers and your organization's security infrastructure.

Mack Leath, CEO of Mitesco, commented, “Esri is the clear leader in geographical information systems (GIS), installed at 50% of Fortune 500 companies, most national governments, 20,000 cities, 50 US states and many universities. This is all about recognizing the growth in the geospatial industry and gaining access to resources that help us improve our clients’ and GIS partners’ experience when they use Centcore’s services. We believe that having the Esri application set available on our highly secure, high performance computing environment can provide GIS users significant savings over alternatives, either in-house or on more expensive platforms such as AWS, MS Azure or Google Cloud.”

When asked about the market opportunity, Leath replied, “Industry sources report that the global Geographic Information System (GIS) market was valued at $12.9 billion in 2023 and is expected to grow at a significant rate between 2023 and 2031. Different sources project the market size to reach between $14.5 billion and $35.5 billion by 2025–2032, with compound annual growth rates (CAGRs) ranging from 11.5% to 13.38%. Clearly, the Esri business opportunity has the potential to be worth tens of millions in revenue, though there is no guarantee that we will be able to show their target market the value we propose.”

Supporting the Centcore effort will be Tom Simon, the owner of Synthos, LLC, (www.Synthos.co), a provider of development and support services specializing in geographical information systems (GIS) based in Seattle, Washington. His services include data procurement and analysis, spatial and statistical analysis using industry leading applications such as Esri's Arc-Info and Trimble Navigation. His clients include telecoms, power providers, environmental engineering, and infrastructure management as well as governmental agencies such as NOAA, EPA and USACE.

For more information about Centcore and how you can take advantage of their data center offerings, contact Brian Valania at bvalania@centcoreusa.com or call 610-888-7509.

To set an appointment with Tom Simon at Synthos, LLC, call 206-519-8087, or send an email to: tom@synthos.co.

About the Esri Partner Network:

The Esri Partner Network is a rich ecosystem of organizations that work together to amplify The Science of Where®. Partners deliver solutions, content, and services using the Esri location intelligence.

About Esri

Esri, the global market leader in geographic information system (GIS) software, location intelligence, and mapping, helps customers unlock the full potential of data to improve operational and business results. Founded in 1969 in Redlands, California, USA, Esri software is deployed in more than 350,000 organizations globally and in over 200,000 institutions in the Americas, Asia and the Pacific, Europe, Africa, and the Middle East, including Fortune 500 companies, government agencies, nonprofits, and universities. Esri has regional offices, international distributors, and partners providing local support in over 100 countries on six continents. With its pioneering commitment to geospatial information technology, Esri engineers the most innovative solutions for digital transformation, the Internet of Things (IoT), and advanced analytics. Visit esri.com for more information.

About Centcore, LLC

Centcore, LLC (www.centcoreusa.com) is a wholly owned business unit of Mitesco, Inc. providing highly secure data center resources and managed services for dedicated applications and custom development. Within its primary site is extensive high-performance computing and storage aimed at data intensive applications. It is growing a library of applications for resale from its users including providers of services and solutions. It can offer specialized computing capabilities within its 25,000 sq. ft. data center, including development platforms for scientific computing, image processing and A.I. oriented systems.

About Mitesco, Inc.

Mitesco (www.mitescoinc.com) is seeking to build a growth-oriented company, providing products, services and technology to make accessible, higher quality, and more affordable solutions. The Mitesco team has experience in both start-ups and turnarounds intent on building successful growth situations, using both organic and acquisition growth strategies. Mitesco embraces the belief that when consumers' expectations are exceeded, the business' performance may do so as well.

Contact:

Mitesco Investor Relations

Jimmy Caplan

jimmycaplan@me.com

512.329.9505

Mitesco Media Relations

Rick Eisenberg

eiscom@msn.com

917-691-8934

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the expected foreclosure of several of our clinics. Words such as “expects,” “anticipates,” “aims,” “projects,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “assumes,” “may,” “should,” “could,” “would,” “foresees,” “forecasts,” “predicts,” “targets,” “commitments,” and variations of such words and similar expressions are intended to identify such forward-looking statements. We caution you that the foregoing may not include all the forward-looking statements made in this press release.

These forward-looking statements are based on the Company's current plans, assumptions, beliefs, and expectations. Forward-looking statements are subject to the occurrence of many events outside of the Company's control. Actual results and the timing of events may differ materially from those contemplated by such forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, the ability to obtain additional financing; the risk that commenced and threatened litigation may result in material judgments against the Company; and other risks and uncertainties included in the Company's reports on Forms 10-K, 10-Q, and 8-K and in other filings the Company makes with the Securities and Exchange Commission from time to time, available at www.sec.gov.